PHX 331633863v9 SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 30, 2017 (the “Effective Date”), by and between Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Company”), and Curtis W. Stoelting (the “Executive”). RECITALS WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement, dated as of March 21, 2017 (the “Original Employment Agreement”); and WHEREAS, the parties desire to amend the Original Employment Agreement to provide for certain Change in Control severance provisions and certain other changes, on the terms and subject to the conditions hereinafter set forth. AGREEMENT NOW, THEREFORE, in consideration of the foregoing recitals, which the parties agree are material to this Agreement and incorporated herein by this reference, as well as the premises, mutual covenants, and promises set forth herein, the parties agree as follows: 1. Employment. 1.1 General. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein. The Executive understands and agrees that employment with the Company and under this Agreement is “at will.” The Executive’s employment may be terminated by the Company with or without Cause (as hereinafter defined), with or without notice, and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 4 herein, and the Executive may resign or otherwise terminate his employment with the Company at any time, with or without any reason, and with or without notice, except as otherwise may be required by Section 4.5 of this Agreement. 1.2 Duties of Executive. The Executive shall serve as the Chief Executive Officer of the Company, shall diligently perform all services as may be assigned to him by or under the direction of the Company’s Board of Directors (the “Board”), and shall exercise such power and authority as may from time to time be determined and delegated to him by the Board. During his employment with the Company, the Executive shall devote his full business time and attention to the business and affairs of the Company and the performance of the Executive’s duties hereunder, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. During his employment with the Company, the Executive shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere in any material respect with the rendition of such services either directly or indirectly, without the prior written consent of the Board. 1.3 Place of Performance. In connection with his employment by the Company, the Executive shall continue to be based at the Company’s principal executive offices in Cudahy, Wisconsin. 2. Compensation. 2.1 Base Salary. The Executive shall continue to receive a base salary at the annual rate of $571,000 (the “Base Salary”) during the term of this Agreement and the Executive’s employment

2 PHX 331633863v9 hereunder, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary may, by action and in the sole discretion of the Board (or any authorized committee thereof), be increased at any time or from time to time. Such Base Salary as increased shall be considered the “Base Salary.” 2.2 Bonus Compensation. In addition to the Base Salary, the Executive shall continue to be eligible to receive bonus compensation with a minimum target equal to 90% (to be adjusted upward with changes in responsibility or based on peer group analyses) of Base Salary (each, a “Bonus”) during the term of this Agreement and the Executive’s employment hereunder based upon the achievement of certain performance metrics as shall be determined by the Board (or any authorized committee thereof) in its sole discretion. Any bonus compensation with respect to any fiscal year of the Company shall be paid during the following fiscal year of the Company, as soon as practicable after the final determination of such bonus compensation. The Executive must be employed by the Company on the date any incentive compensation is paid in order to receive any such incentive compensation to which he is otherwise entitled. 2.3 Long-Term Incentive Compensation. In addition to Base Salary and Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the term of this Agreement in all stock option, restricted stock, phantom stock, sale of business, and other long-term incentive plans, practices, policies and programs applicable to other key executives of the Company (including its successors or assigns) and its affiliates, in each case comparable to those in effect on the Effective Date or as subsequently amended. Such plans, practices, policies and programs, in the aggregate, shall provide the Executive with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives. 3. Expense Reimbursement and Other Benefits. 3.1 Reimbursable Expenses. During the term of the Executive’s employment with the Company hereunder, upon the submission of proper substantiation by the Executive and in accordance with the Company’s expense reimbursement policy, the Company shall reimburse the Executive for all reasonable expenses actually and necessarily paid or incurred by the Executive in the course of and pursuant to the business of the Company. Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year and no such reimbursement shall be subject to liquidation or exchange for another benefit, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). 3.2 Other Benefits. During the term of the Executive’s employment with the Company hereunder, the Executive shall be entitled to participate in all of the Company’s employee benefit programs for which similarly situated employees of the Company are generally eligible, subject to the general eligibility and participation provisions set forth in such programs. The Executive shall be entitled to vacation time in accordance with the Company’s prevailing vacation policy for its executives; provided, however, that in no event may a vacation be taken at a time when to do so could adversely affect the Company’s business.

3 PHX 331633863v9 4. Termination. 4.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement and the Executive’s employment hereunder for “Cause” (as hereinafter defined). For purposes of this Agreement, the term “Cause” shall mean (a) the failure or refusal of the Executive to perform the duties or render the services reasonably assigned to him from time to time by the Board or the CEO (except during reasonable vacation periods or sick leave), (b) gross negligence or willful misconduct (with “willful” meaning an action taken (or omitted to be taken) by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Company) by the Executive in the performance of his duties as an employee of the Company, (c) the conviction of the Executive of a felony or the conviction of the Executive of a misdemeanor which is likely to have a material adverse effect upon the business or reputation of the Executive or the Company or which substantially impairs the Executive’s ability to perform his duties for the Company, (d) the association, directly or indirectly, of the Executive, for his profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company or its Affiliates (as hereinafter defined), (e) the disclosing or using of any material “Confidential Information” or “Trade Secrets” (as those terms are hereinafter defined) of the Company at any time by the Executive, except as required in connection with his duties to the Company, (f) any material act or acts of personal dishonesty, or any fraud or embezzlement by the Executive, (g) chronic absenteeism, (h) substance abuse, or (i) any other breach by the Executive of any of the material terms or provisions of this Agreement; provided, however, that with respect (a) and (i) above, the Company shall first be required to provide the Executive written notice of any such event which the Company contends constitutes “Cause” with respect to (a) and (i) above within ninety (90) days of the first occurrence of such alleged event and/or breach, and thereafter provide the Executive a reasonable opportunity (not to exceed thirty (30) days) to cure such event and/or breach and provided further that the Executive’s employment shall be terminated no later than the date that is ninety (90) days following the end of the cure period described above. In addition, in no event shall “Cause” include the Company’s failure to achieve certain financial results, whether set forth in the Company’s budget, specified by the Board, reflected in any of the Company’s incentive plans or programs, projected by financial analysts, or otherwise. Upon any termination pursuant to this Section 4.1, the Executive shall be entitled to be paid his unpaid Base Salary accrued through the effective date of termination within ten (10) days after such termination (or on such earlier date as may be required by applicable law) and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 3.1, and any rights the Executive and/or the Executive’s family may have under the terms of the benefit plans described in Section 3.2). 4.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement and the Executive’s employment hereunder if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his duties hereunder for in excess of ninety (90) days in any twelve (12)-month period. Upon any termination pursuant to this Section 4.2, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination within ten (10) days after such termination (or on such earlier date as may be required by applicable law) and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 3.1, and any rights the Executive and/or the Executive’s family may have under the terms of the benefit plans described in Section 3.2). 4.3 Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall pay to the estate of the deceased Executive any unpaid Base Salary accrued through the date of his death within ten (10) days after his death (or on such earlier date as

4 PHX 331633863v9 may be required by applicable law) and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, subject, however, to the provisions of Section 3.1, and any rights the Executive and/or the Executive’s family may have under the terms of the benefit plans described in Section 3.2). 4.4 Termination Without Cause. At any time the Company shall have the right to terminate this Agreement and the Executive’s employment hereunder without Cause by written notice to the Executive; provided, however, that the Company shall (a) pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice within ten (10) days after such termination (or on such earlier date as may be required by applicable law), and (b) subject to (1) the execution by the Executive of a general release of claims containing standard terms in the form generally used by the Company (the “Release”) and (2) the Executive’s continued compliance with the Protective Covenants (as hereinafter defined) set forth in Section 5 of this Agreement, pay to the Executive, (i) in monthly installments consistent with the Company’s normal payroll schedule during the eighteen (18)- month period following termination (the end of such period, the “Severance Date”), an amount equal to eighteen (18) months of the Executive’s Base Salary at the time of termination, and (ii) a single-sum amount equal to the premiums that the Executive would have to pay (based upon the COBRA premiums being charged under the Company’s health plan as of the termination date) if the Executive had elected to continue the health insurance coverage that the Executive was receiving under the Company’s group health plan immediately prior to the date of termination for a period of eighteen (18) months after the date of termination. The Company also shall reimburse the Executive’s reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 3.1. Payments under subparagraph (b) above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon (1) the Executive’s execution of the Release within 21 days of the Company’s delivery to the Executive of same, and (2) the Executive’s continued compliance with the Protective Covenants set forth in Section 5 of this Agreement. Any payments due to the Executive under subparagraph (b) above shall be forfeited if the Executive fails to execute the Release within 21 days of the Company’s delivery to the Executive of same or if the Executive breaches the Protective Covenants set forth in Section 5 of this Agreement. The Company shall deliver to the Executive the Release within three (3) business days of the termination of the Executive’s employment. If the foregoing conditions are met, then the following shall apply: (i) To the extent any payments due to the Executive under subparagraph (b) above are not “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date. (ii) To the extent any payments due to the Executive under subparagraph (b) above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the thirtieth (30th) day following the termination date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.

5 PHX 331633863v9 (iii) To the extent the Executive breaches any of the Protective Covenants set forth in Section 5 of this Agreement, then in addition to all other remedies available to the Company, the Company shall be entitled to stop making any payments under subparagraph (b) above and the Executive shall forfeit his right to any such unpaid payments. (iv) Notwithstanding the due date of any post-employment payments or benefits, any payments or benefits otherwise due under this Agreement shall not be due until after the expiration of any revocation period applicable to the Release; provided that, if the period for executing and returning the Release begins in one taxable year and ends in another taxable year, payments shall not commence until the second taxable year; and, provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period commencing on the Executive's termination of employment and ending on the first payment date if no delay had been imposed. 4.5 Termination by the Executive for Good Reason. This Agreement and the Executive’s employment hereunder may be terminated at any time by the Executive for Good Reason (as hereinafter defined), upon written notice to the Company. In such event, the Executive’s termination shall be treated as if the Executive’s employment had been terminated by the Company without Cause pursuant to Section 4.4. For purposes of this Agreement, “Good Reason” shall mean: (a) the Company’s breach of any of the material terms and conditions required to be complied with by the Company pursuant to this Agreement, other than an isolated, insubstantial and inadvertent breach not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (b) a material diminution in the Executive’s title, authority, duties or responsibilities by the Board or the CEO to a level below the Executive’s authority, duties or responsibilities in effect immediately prior to such change, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or (c) a relocation by the Company of the Executive’s principal work site to a facility or location more than one hundred (100) miles from the place of performance specified in Section 1.3 of this Agreement; provided, however, that with respect to (a), (b) and (c) above, the Executive shall first be required to provide the Company written notice of any such event which the Executive contends constitutes a Constructive Termination within ninety (90) days of the first occurrence of such alleged event and/or breach, and thereafter provide the Company a reasonable opportunity (not to exceed thirty (30) days) to cure such event and/or breach and provided further that the Executive’s employment shall terminate no later than the date that is ninety (90) days following the end of the cure period described above. 4.6 Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A, solely to the extent required to avoid the imposition of additional taxes on the Executive under Section 409A, the Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the Executive’s termination of employment (whether such payments or benefits are provided to the Executive under this Agreement or under any other plan, program or arrangement of the Company), until (and any portion or installments of any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (a) the date which is the first business day following the six (6)-month anniversary of the Executive’s “separation from service” (within the meaning of Section 409A) for any reason other than death, or (b) the Executive’s date of death, and such payments or benefits that, if not for the six (6) month delay described herein, would be due and payable prior to such date shall be made or provided to the Executive on such date. The Company shall make the determination as to whether the Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with

6 PHX 331633863v9 Section 409A and, at the time of the Executive’s “separation of service” will notify the Executive whether or not he is a “specified employee.” 4.7 Change in Control. If the Executive’s employment is terminated either by the Company without Cause or by the Executive for Good Reason during the two (2) year period immediately following the Change in Control (as defined in the Company’s 2010 Incentive Compensation Plan, as may be amended from time to time) of the Company, then in lieu of any amounts otherwise payable under Sections 4.4 and 4.5 hereof, the Company shall (a) pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice within ten (10) days after such termination (or on such earlier date as may be required by applicable law), and (b) subject to (1) the execution by the Executive of a Release and (2) the Executive’s continued compliance with the Protective Covenants (as hereinafter defined) set forth in Section 5 of this Agreement, pay to the Executive, (i) in monthly installments consistent with the Company’s normal payroll schedule during the twenty four (24)- month period following termination (the end of such period, the “CIC Severance Date”), an amount equal to twenty four (24) months of the Executive’s Base Salary at the time of termination, (ii) a single sum amount equal to two (2) times the Executive’s Bonus, payable at “target”, for the year in which the termination of employment occurs, and (iii) a single-sum amount equal to the premiums that the Executive would have to pay (based upon the COBRA premiums being charged under the Company’s health plan as of the termination date) if the Executive had elected to continue the health insurance coverage that the Executive was receiving under the Company’s group health plan immediately prior to the date of termination for a period of twenty four (24) months after the date of termination. The Company also shall reimburse the Executive’s reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 3.1. Payments under subparagraph (b) above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon (1) the Executive’s execution of the Release within 21 days of the Company’s delivery to the Executive of same, and (2) the Executive’s continued compliance with the Protective Covenants set forth in Section 5 of this Agreement. Any payments due to the Executive under subparagraph (b) above shall be forfeited if the Executive fails to execute the Release within 21 days of the Company’s delivery to the Executive of same or if the Executive breaches the Protective Covenants set forth in Section 5 of this Agreement. The Company shall deliver to the Executive the Release within three (3) business days of the termination of the Executive’s employment. If the foregoing conditions are met, then Sections 4.4(w) through (z) shall also apply to this Section 4.7. 4.8 Section 280G of the Code. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount (as defined herein), but only if and to the extent that the after-tax value of reduced Agreement Payments would exceed the after-tax value of the Agreement Payments received by the Executive without application of such reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of

7 PHX 331633863v9 Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of Section 4.8, present value shall be determined in accordance with Section 280G(d)(4) of the Code. If and to the extent necessary to avoid a violation of Section 409A, no amounts payable under any “nonqualified deferred compensation plan” subject to Section 409A shall be reduced until after all other Payments have been reduced. (b) All determinations required to be made under this Section 4.8 shall be made by a nationally or regionally recognized firm of independent public accountants selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 4.8, provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 4.8 and shall notify the Executive promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 4.8 shall be borne by the Company. (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Payments which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. 5. Restrictive Covenants. 5.1 Non-Competition. While employed by the Company and for a period of two (2) years following the later of the date the Executive’s employment is terminated hereunder or, if applicable, the Severance Date (the “Restricted Period”), the Executive shall not (a) directly or indirectly through another Person acquire or own in any manner any interest in any firm, partnership, corporation, association or other Person that engages or plans to engage in the Business (as hereinafter defined)

8 PHX 331633863v9 anywhere in North America (the “Territory”), (b) be employed by or serve as an employee, officer, director, manager or agent of, or as a consultant or independent contractor to, any firm, partnership, corporation, association or other Person which engages or plans to engage in any facet of the Business, or that competes or plans to compete in any way with the Company or any of its Affiliates within the Territory, or (c) utilize his special knowledge of the Company’s Confidential Information and/or his relationships with the customers and suppliers of the Company and its Affiliates to compete with the Company or any of its Affiliates within the Territory; provided, however, that nothing herein shall be deemed to prevent the Executive from acquiring through market purchases and owning, solely as an investment, less than one percent (1%) in the aggregate of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as the Executive is not a member of any “control group” (within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission) of any such issuer. The Executive acknowledges and agrees that the covenants set forth in this Section 5.1 are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers and suppliers throughout the Territory and (iii) goodwill associated with the ongoing business of the Company. The Executive expressly authorizes the enforcement of the covenants provided for in this Section 5.1 by (A) the Company and its Affiliates, (B) the Company’s permitted assigns and (C) any successors to the Company’s business. The Executive agrees and acknowledges that the Company is engaged in the Business throughout the Territory and the Executive provides services to the Company throughout the Territory. 5.2 Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other Person, (a) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or its Affiliates, unless such employee or former employee has not been employed by the Company or its Affiliates for a period in excess of nine (9) months, (b) call on or solicit any of the actual or targeted customers, prospective customers, or suppliers of the Company or its Affiliates with respect to any facet of the Business, (c) induce or attempt to induce any employee or agent of the Company to leave the employ or otherwise cease to perform services for the Company or its Affiliates, or in any way interfere with the relationship between the Company (or any of its Affiliates) and any such employee or agent, and/or (d) disparage or induce others to disparage the Company, any of its Affiliates, or any of their respective employees, products, or services. 5.3 Non-Disclosure. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information or Trade Secrets (collectively “Company Information”) pertaining to the Company or any of its Affiliates. Any Company Information now known or hereafter acquired by the Executive with respect to the Company or any of its Affiliates shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. In addition, the Executive (a) will receive and hold all Company Information in trust and strict confidence, (b) will take reasonable steps to protect the Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, and (c) except as required by law, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion.

9 PHX 331633863v9 5.4 Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, equipment, proposals, contracts, customer and referral source lists and other documents and/or things relating in any manner to the business of the Company (including, without limitation, any of the same embodying or relating to any Company Information), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the business of the Company and shall be returned immediately to the Company upon the Company’s request at any time. 5.5 Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the actual or reasonably anticipated business, research and development or existing or future products or services of the Company and which are conceived, developed, or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Executive’s employment with the Company) to establish and confirm such ownership (including executing any assignments, consents, powers of attorney, and other instruments). 5.6 Definitions. As used in this Agreement, the following capitalized terms have the following meanings: “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person. “Business” means the provision of transportation and logistics services, including truckload logistics, customized and expedited less-than-truckload, transportation management solutions, intermodal solutions, freight consolidation, inventory management, on-demand expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. “Confidential Information” means confidential data and confidential information relating to the business of the Company which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment or other relationship with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information includes, without limitation, (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the suppliers, distributors, customers, independent contractors or other business relations of the Company and its Affiliates; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto; and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise becomes available to the general public other than through a breach of this Agreement by the Executive.

10 PHX 331633863v9 “Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof. “Trade Secrets” means information of the Company including, without limitation, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. 6. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Executive or his Affiliates of Section 5 may cause irreparable harm and damage to the Company in a monetary amount that may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants set forth in Section 5 by the Executive or his Affiliates, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Company may possess hereunder, at law or in equity. Nothing contained in this Section 6 shall be construed to prevent the Company from seeking and recovering from the Executive or his Affiliates damages sustained by it as a result of any breach or violation by the Executive of any of the covenants or agreements contained herein. 7. Savings Provision. If at the time of enforcement of any of the covenants contained in Section 5 above (the “Protective Covenants”), a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Executive has consulted with legal counsel regarding the Protective Covenants and based on such consultation has determined and hereby acknowledges that the Protective Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the legitimate, protectable interests of the Company and the goodwill of the business of the Company and its Affiliates. 8. Representations and Warranties. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound; and (b) the execution and performance of this Agreement does not violate the provisions of any employment, non- competition, confidentiality or other material agreement to which the Executive is a party or by which he is bound. 9. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. Any dispute arising out of or related to this Agreement or the Executive’s employment or termination of employment with the Company shall be litigated in the state or federal courts located in the State of Delaware. The Company and the Executive each waives any objection to the personal jurisdiction of such courts, consent to be sued in such courts, and waive any defense of inconvenient or improper forum. Notwithstanding foregoing, to the extent the Company seeks injunctive or equitable relief to prevent a breach or threatened breach of the Protective Covenants, or to otherwise protect its Trade Secrets or Confidential Information, the Company may file suit in any court or tribunal

11 PHX 331633863v9 having jurisdiction over the Executive and may pursue all remedies available to it in such court or tribunal. 10. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates) with respect to such subject matter including, without limitation, the Original Employment Agreement. This Agreement may not be modified or amended in any way unless by a written instrument signed by both the Company and the Executive. 11. Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered or sent by electronic mail or telecopy (with hard copy to follow); (b) one (1) day after being sent by reputable overnight express courier (charges prepaid); or (c) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands, and communications to the parties shall be sent to the addresses indicated below: Notices to the Executive: Curtis W. Stoelting 121 East 4th Street Hinsdale, IL 60521 E-mail: curt.stoelting@gmail.com Notices to the Company: Roadrunner Transportation Systems, Inc. 4900 S. Pennsylvania Ave. Cudahy, WI 53110 Attn: Scott D. Rued E-mail: srued@hciequity.com With a copy to: Greenberg Traurig, LLP 2375 E. Camelback Road Suite 700 Phoenix, AZ 85016 Attn: Bruce E. Macdonough E-mail: macdonoughb@gtlaw.com 12. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise; provided, however, that the Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other Person. The Company may assign its rights and obligations under this Agreement in its sole discretion. 13. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this

12 PHX 331633863v9 Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity. 14. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation. 15. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other. 16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. 17. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement. 18. Survival. Those provisions set forth herein which contemplate obligations on a party’s part after termination of this Agreement or the Executive’s employment with the Company shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement or the Executive’s employment with the Company. 19. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. 20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by electronic mail or facsimile of .pdf files, by each party of a signed signature page to this Agreement to the other party. 21. Code Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled “Specified Employee,” with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their

13 PHX 331633863v9 reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, and (b) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon the Executive or the Company. Any payments described herein that are payable upon a termination of employment will only be paid if such termination constitutes a “separation for service” within the meaning of Section 409A. [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By: ______________________
Name: Scott D. Rued
Title: Chairman of the Board

THE EXECUTIVE:

____
Curtis W. Stoelting

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT